Exhibit 99.2

CORPORATE PARTICIPANTS

Mark Stolper, Executive Vice President and Chief Financial Officer

Dr. Howard Berger, President and Chief Executive Officer

CONFERENCE CALL PARTICIPANTS

Brian Tanquilut, Jefferies & Company

Mitra Ramgopal, Sidoti & Company

John Ransom, Raymond James & Associates

PRESENTATION

Operator:

Good day, and welcome to the RadNet, Inc. Second Quarter 2019 Financial Results Conference Call. Today's call is being recorded. At this time, I'd like to turn the call over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, Inc. Please go ahead, sir.

Mark Stolper:

Thank you. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet's Second Quarter 2019 financial results.

Before we begin today, we'd like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet's ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third-party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based on Management's current preliminary expectations and are subject to risks and uncertainties which may cause RadNet's actual results to differ materially from the statements contained herein. These risks and uncertainties, including those risks set forth in RadNet's reports filed with the SEC from time to time, including RadNet's Annual Report on Form 10-K for the year ended December 31, 2018 and RadNet's quarterly report on Form 10-Q to be filed shortly.

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Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

With that, I'd like to turn the call over to Dr. Berger.

Dr. Howard Berger:

Thank you Mark. Good morning everyone and thank you for joining us today. On today's call, Mark and I plan to provide you with highlights from our second quarter 2019 results, give you more insight into the factors which affected this performance, and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I'd like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

Overall, I am very pleased with our performance in the second quarter, which was a continuation of the strength our business demonstrated in the fourth quarter of last year and the first quarter of this year. During the second quarter, we drove 18.3% revenue growth and 13.0% EBITDA growth as compared with the second quarter of last year. Both metrics were the highest of any second quarter in our Company's history. Our performance was driven by significant aggregate and same store procedural volume growth. In this quarter, we achieved 3.5% same center growth. This is primarily attributable to a number of efforts of our regional teams.

First, our marketing teams are having success differentiating our centers and service offerings relative to our competitors. We continue to believe our equipment, multi-specialty radiology practices, IT systems and conveniently located centers are the best in the business. Further, the investments we have made in recent years in leading-edge equipment are recognized by our referring patients and physicians. Not only is our equipment and images of the highest quality, but investments we've made in newer equipment has allowed us to alter protocols to scan patients more quickly, thus increasing the number of scanning slots at our centers. This provides us additional capacity at our already business facilities.

Our volumes are also benefiting from the further recognition of patients, referring physicians and health plans of the continuing disparity between hospital pricing for imaging services and that of outpatient pricing. Our pricing remains a fraction of that of the local hospitals for the same services. In a healthcare landscape where health insurance companies are becoming more cost conscious and patients are assuming more financial responsibility for healthcare, the disparity between hospital and freestanding outpatient pricing is substantial and very meaningful.

Over time, we expect a steady increase of patients in the ambulatory centers at the expense of hospital volumes. This trend is occurring slowly as healthcare referral patterns tend to be sticky and slow to change. But we are convinced that this is where healthcare is leading. We are seeing the outpatient migration of patients in all disciplines of healthcare, including more volumes flowing into urgent care centers, freestanding, surgery centers, outpatient clinical laboratories, home health settings, physician therapy centers, and the list goes on.

Healthcare is undergoing a transformation and it is our belief that we are still in the initial stages of this change.

I believe these trends are partially why we are having continued success with establishing additional health system joint ventures. Many of the outstanding health systems with whom we are partnering are forward thinkers that recognize their institutions must change in order to remain relevant and competitive in this changing landscape. Thus, they seek out partnerships with RadNet and leaders in other specialties in medicine who have histories of success operating distributed networks of high-quality community-based locations.

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Today, about 25% of our centers are held within joint ventures with health systems. We anticipate this number could potentially double in the next few years as we grow and expand with existing health system partners and in new markets as well as create partnerships with new institutions. We continue to see benefit for RadNet in these partnerships as we are able to leverage the joint venture partner's relationships with referring physicians which in almost all situations leads to improved volumes. Additionally, our health system partners have increased our visibility and strength with private payers, furthering our goal to establish long-term, fair and sustainable pricing.

In the second quarter, we became operational at our second joint venture with Dignity Health in Ventura County, California. Under RadNet's existing regional brand of Rolling Oaks Radiology, we established a co-owned network of four multi-modality imaging centers in Ventura, Oxnard and Camarillo. RadNet contributed three existing centers in those markets and Dignity contributed one imaging center, which is co-located within its St. John's Region Medical Center. Dignity's relationships and outreach into these communities are already bringing great value to the newly created partnership.

Also in the second quarter, we completed the acquisition of Kern Radiology, which further expands our presence in Kern County and Bakersfield, California. Kern owns five imaging centers and has serviced the communities of Kern County for more than 50 years, a market that has over 800,000 people.

During the quarter, we began the integration of Kern into RadNet, particularly as it relates to merging its service offering with RadNet's existing Truxtun Radiology locations in that market. This current transaction, which adds approximately $25 million of annual revenue to RadNet, is an example of the power of our regional operating model. By increasing our presence and further penetrating densely populated regional markets, we expand the power of our local brands, improve our service offerings to our patient population and position us to partner with regional health systems and payors.

Lastly, subsequent to the end of the second quarter, we announced an expansion into artificial intelligence in conjunction with creating a newly created artificial intelligence division of RadNet. We purchased the 75% of Nulogix that we already did not own. Nulogix is an early stage company focused on developing AI solutions within radiology. RadNet's newly created AI division will focus on developing, testing, acquiring and investing in technologies that focus on image interpretation and radiology business processes. In addition to internally developing AI solutions through our newly acquired Nulogix team, we will evaluate partnering, licensing and investing in AI solutions developed by others.

We expect that artificial intelligence will have a transformational impact on the diagnostic, imaging and radiology industry.

Machine learning, big data applications and automation algorithms will allow us to deliver our services more cost-effectively, efficiently and accurately. We are committed to supporting technologies that make our business run in ways to advantage our patients, joint venture partners, referring physician communities and contracted health plans. We will demonstrate this commitment through investing in leading-edge solutions being developed by Nulogix and others.

We are frequently being presented with new technologies and products for us test and evaluate. RadNet's position as the largest owner and operator of fixed site diagnostic imaging centers makes us an ideal laboratory for technologies of the future. Today, we spend almost 20% of our globally billed net revenue on the radiologist interpretation of our images. If artificial intelligence were to lower the cost of image interpretation by making our affiliated radiologists more productive and more accurate, all of RadNet's stakeholders stand to benefit materially.

As we move into the second half of the year, I expect our business will produce a significant amount of free cash flow. To date, we have spent almost $50 million of our roughly $65 million 2019 capital expenditures budget. This is typical as we front load our construction and equipment replacement programs each year to meet our operating objectives by year-end. We completed the second quarter with a cash balance of over $30 million, and I'm anticipating this cash balance to substantially increase by the end of the year.

This expected significant cash balance at the end of the year will either be used to repay debt, consistent with our continuing deleveraging strategy, or be reinvested in growth opportunities that we may identify.

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At this time, I'd like to turn the call back over to Mark to discuss some of the highlights of our second quarter 2019 performance. When he is finished, I will make some closing remarks.

Mark Stolper:

Thank you, Howard. I'm now going to briefly review our second quarter 2019 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our second quarter performance. Lastly, I will update 2019 financial guidance levels and discuss Medicare reimbursement for 2020.

In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains and non-cash equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interest in subsidiaries, and is adjusted for non-cash or extraordinary and one-time events taking place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet, Inc. common shareholders is included with our earnings release.

With that said, I'd now like to review our second quarter 2019 results.

For the three months ended June 30, 2019, RadNet reported revenue of $289.1 million and Adjusted EBITDA of $43.1 million. Revenue increased $44.7 million, or 18.3.%, over the prior year same quarter, and Adjusted EBITDA increased $5 million, or 13%, over the prior year same quarter.

For the second quarter of 2019, as compared to the prior year's second quarter, MRI volume increased 9.7%, CT volume increased 14.1%, and PET/CT volume increased 9%. Overall volume, taking into account routine imaging exams inclusive of x-ray, ultrasound, mammography and all other exams, increased 11.4% over the prior year's second quarter. In the second quarter of 2019, we performed 2,072,875 total procedures. The procedures were consistent with our multi-modality approach in the second quarter, whereby 75% of all the work we did by volume was from routine imaging. Our procedures in the second quarter of 2019 were as follows: 283,717 MRIs, as compared with 258,547 MRIs in the second quarter of 2018; 223,449 CTs, as compared with 195,758 CTs in the second quarter of 2018; 10,840 PET/CTs, as compared with 9,943 PET/CTs in the second quarter of 2018; and 1,554,869 routine imaging exams, as compared with 1,396,857 routine exams in the second quarter of 2018.

For the second quarter, RadNet reported net income of $4.9 million, a decrease of approximately $507,000 over the second quarter of 2018. Adjusting for the impact of the financing transaction and legal settlements accounted for in other expenses during the quarter, on a tax affected basis of $912,000, adjusted net income was $5.8 million in the second quarter, an increase of $405,000 over the second quarter of 2018. Per share diluted net income for the second quarter was $0.10 per share compared to $0.11 in the second quarter of 2018, based upon weighted average number of diluted shares outstanding of 50.1 million shares in 2019 and 48.5 million shares in 2018. Adjusting for the impact of the financing transaction and legal settlements accounted for in other expenses, per share diluted adjusted net income was $0.12 in the second quarter of this year, compared to $0.11 in the second quarter of 2018.

Affecting net income in the second quarter of 2019 were certain non-cash expenses and non-recurring items, including the following: $1 million of non-cash employee stock compensation expense resulting from the vesting of certain options and restricted stock, $371,000 of severance paid in connection with headcount reductions related to cost savings initiatives, $101,000 loss on the sale of certain capital equipment, and $1.3 million of other expenses related to the financing transaction and legal settlements, and $973,000 of non-cash amortization of deferred financing costs and loan discounts on debt issuances.

Overall GAAP interest expense for the second quarter of 2019 was $12.4 million. This compares with GAAP interest expense in the second quarter of 2018 of $10.6 million. Cash paid for interest during the quarter, which excludes non-cash deferred financing expenses and accrued interest, was $13 million as compared to $8.5 million in the second quarter of last year. The increased interest expense is the result of increased term loan debt and the consolidation of NJIN, which has its own credit facility.

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At June 30, 2018, adjusting for the par value of our term loan, we had $706.1 million of net debt, which is total debt at par value less our cash balance. Note that this value now includes the NJIN net debt of approximately $49.1 million for which RadNet is neither a borrower nor a guarantor.

At June 30, 2019, we were undrawn on our $137.5 million revolving line of credit and had a cash balance of $30.6 million.

During the quarter, we repaid $12.1 million of notes and leases payable and term loan debt and had capital expenditures net of asset dispositions of $17.4 million.

Since December 31, 2018, accounts receivable increased approximately $10.4 million due to the growth in our revenue and from new acquisitions. Our net days sales outstanding, or DSOs, were 46.6 days, a decrease of approximately 4.1 days since year-end 2018.

At this time, I'd like to update our 2019 fiscal year guidance levels, which we released in conjunction with our fourth quarter and year-end 2018 results and amended after our first quarter financial results.

For total net revenue this quarter, we increased both the bottom and on the top end of our guidance levels by $50 million, so our new guidance or revised guidance range is $1.1 billion to $1,150,000,000. For Adjusted EBITDA, we increased the bottom end of our range and the top end of our range by $3 million, so our new guidance range is $158 million to $168 million. We also increased our capital expenditures range by $3 million, so our new guidance range is $63 million to $68 million. We've chosen to leave our free cash flow generation guidance levels the same at $45 million to $55 million, as well as our cash interest expense we've kept constant at $43 million to $48 million.

The strong financial performance of the first and second quarters has provided us the confidence to increase our 2019 full year guidance ranges for revenue and Adjusted EBITDA. The consistent organic growth and the contribution from recent acquisitions and health system joint ventures are causing us to exceed our initial 2019 projections thus far. We remain optimistic about the continuation of these trends through the end of the year and into 2020.

I'll now take a few minutes to give you an update on 2020 reimbursement and discuss what we know with regards to 2020 anticipated Medicare rates. With respect to Medicare reimbursement, we recently received a matrix for proposed rates by CPT code, which is typical as part of the physician fee schedule proposal that is released about this time every year. We have completed an initial analysis and compared those rates to 2019 rates. We volume-weighted our analysis using expected 2020 procedure volumes.

Our initial analysis shows that our Medicare rates for 2020 will be essentially neutral relative to 2019 rates. While there is a small negative impact from pricing, our performance bonus under MIPS, which is the merit-based incentive payment system, in 2020, based upon our measurement year of 2018, fully mitigates this impact.

For those of you who are less familiar with MIPS, CMS is required by law to implement a quality payment incentive program which rewards value and outcomes. Performance is measured in four areas: quality, improvement activities, promoting interoperability and cost.

RadNet's performance under MIPS was excellent, providing us a bonus for 2020 reimbursement, whereas a poor performance could have resulted in a negative reimbursement impact.

We are obviously very pleased with the reimbursement outcome, as reimbursement has at times been challenged in the past. Of course, the proposed rates for the physician fee schedule are subject to comment from the lobbying and industry groups and there is no assurance the financial rule to be released in the November 2019 timeframe (inaudible) same proposed rates.

Whether or not the final rule in November timeframe is consistent with the proposed rates, we will continue to be focused on lowering our cost structure through using our scale and ability to drive efficiencies in our organization. We will continue to seek pricing increases from private payers in regions where we are essential to the healthcare delivery system, recognizing that our prices remain significantly discounted as compared to hospital settings.

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We will also continue to pursue partnership opportunities with health systems where we think these arrangements could result in increased volumes and long-term stable pricing from private payers.

Lastly, we will continue to acquire strategic targets at 3 to 5 times EBITDA in our core geographies that further our strength in local markets and achieve efficiencies with our existing operations.

I'd now like to turn the call back over to Dr. Berger, who will make some closing remarks.

Dr. Howard Berger:

Thank you Mark. Before we move on to the question-and-answer portion of our call, I'd like to emphasize why we believe it is such an exciting time to be in our industry and why the future looks very bright for diagnostic imaging.

First, we remain a technology-driven industry. Each year, there are new advances in equipment and related technologies, which open new applications for what we do and drive incremental patient volumes over time. Radiology remains the key diagnostic tool for identifying most injuries and diseases. Advances, such as 3D breast imaging, multi-slice CT scanning, PET/CT and now PET/MR devices, to name a few, were unheard of 20 years ago and continue to push the envelope of diagnostic medicine. We continue to believe that the requirement to invest and reinvest substantial capital expenditures into our centers represents a significant barriers to entry for others, particularly smaller, less capitalized operators.

Second, artificial intelligence, which I discussed earlier, will have transformational impact on how we and other industry players do business in the new future. AI promises to make our radiologists more productive and accurate. AI should also shorten scan times and report turnaround times. AI will refine business processes and impact areas such as marketing and revenue cycle. Ultimately, AI might allow operators like ourselves to reduce overall cost, thereby materially impacting our margins.

Third, our industry will continue to benefit from the migration of patients away from acute care settings in favor of ambulatory outpatient centers. This will continue to benefit patients and referring physicians and significantly address the rising cost of healthcare. Patients prefer freestanding centers because of their convenience and higher level of service.

Lastly, the diagnostic imaging industry remains fragmented and will benefit from the efficiencies that can be gained from sensible and methodical regional consolidation. We intend for RadNet to continue to lead this charge in targeted geographies. We see an accelerating opportunity set for us to further penetrate and expand our regional networks and more align with health systems and insurance companies.

Operator, we are now ready for the question-and-answer portion of the call.

Operator:

Thank you. If you would like to ask a question at this time, please press star, one on your telephone keypad. If you are using a speakerphone, please make sure that your mute function is turned off to allow your signal to reach our equipment. Again, that is star, one to signal at this time. We will pause for a moment to assemble the queue.

We'll go first to Brian Tanquilut of Jefferies.

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Brian Tanquilut:

Hey, good morning guys. Congratulations on the great quarter. I guess, my first question for Howard or Mark, same store volume came in at 3.5%. I think it's probably the highest I've seen in years. Is there anything you would call out in terms of what the drivers for that robust same store growth during the quarter and how do you think about the sustainability of that level of growth?

Dr. Howard Berger:

Good morning Brian. I think it comes predominantly from two places. Number one, as I mentioned in our opening remarks, the movement of patients from hospitals into outpatient centers, while it is slow, I believe it is starting to pick up some pace. We know that because our conversations with almost all of the commercial insurance payers are beginning to discuss more opportunities and methods by which we can help accelerate that growth. In addition to that, the joint venture partners who we've more recently here, particularly in California become partnered with, are also helpful in moving patients from hospital to the freestanding centers, along with the groups that are part of those health systems referring more of their patients into the joint venture centers.

The other part of it, which I think is important, is to understand that the investment that we make in our equipment, particularly the newer equipment, is allowing us to shorten scan times and increase the volume in our centers which are challenged with backlogs, in particular, when we look at the primary advanced imaging modalities, MR, CT, and PET/CT, all have been significantly affected by new technological advances occurring with software and artificial intelligence that allows us to shorten scan times. We're also standardizing our protocols across all of our markets and using best practices to help shorten those scan times.

So we have been able to achieve in many of our centers that are challenged with these higher volumes, reducing our scan times often by as much as 25% to 33%, which results in more revenue per unit time or per hour in our centers and is helping to drive that volume, along with the new technologies that give us a wider range of applications.

So I think those are the kind of tools that we're seeing out there that are primarily the driver in that. I do think this is sustainable because we have yet to see the full impact of hospital migration and the implementation of new tools and techniques to reduce our scan times.

Brian Tanquilut:

That's awesome. Mark, I guess a question for you. The strong same store translated to good EBITDA growth, but as I look at the margin still down year-over-year. Is there anything to call out in terms of the Q2 margin performance?

Mark Stolper:

Yes, sure. You're right, aggregate revenue way up, EBITDA aggregate up. Margins compressed about 50 basis points here in the second quarter relative to last year. That's primarily the result of two acquisitions that we made on April 1, the acquisition of Kern Radiology and then another acquisition in Long Island called Zoka (phon), where we acquired about $30 million of revenue to which in the quarter we received—from which in the quarter we received very little EBITDA, because those were two almost asset deals that came—were very strategic to the particular regions of Bakersfield where we're now in the midst of consolidating the Kern Radiology Group with our existing operation there called Truxtun Radiology. That's going to take a quarter or two before we start seeing the enhancement that we're expecting to get on the EBITDA side. And then in terms of the Zoka operation, that was very strategic for another location where we can send our ACP and Long Island lives and that we expect to turn around as well.

So, we think there's actually significant improvement that we'll get on our margin side by getting the contribution from that $30 million of revenue to look more like the rest of our business.

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Brian Tanquilut:

Got it. One last question for me. As I think about capitation, there was a sequential increase, and obviously year-over-year as well. Is this a good run rate to be thinking about for the rest of the year on capitation?

Dr. Howard Berger:

Yes, it is, Brian. The primary increase in that is coming from our new capitation contract with a subsidiary of Emblem called ACP, Advantage Care Physicians. In addition to that, we are in the midst of discussing with all of our capitation contracts pricing for the 2020 calendar year. So we're comfortable with that run rate as sustainable and probably should be growing also.

Brian Tanquilut:

Got it. Actually, Howard, since I have you, if I may ask one more question. Since you mentioned AI towards the end of your comment, and I appreciate all the comments on how it helps you operationally, but in terms of monetization of your asset or the data that you're sitting on and the AI capabilities that you guys have, how are you thinking about the ability for RadNet to monetize that going forward?

Dr. Howard Berger:

We are talking to a couple of companies that either will do data warehousing and use some of the medical records or information that we have as part of an overall availability and business to monetize that into the community. I don't know if that will be a substantial part of revenue that will create much of a change in the overall Company's performance, but more importantly, it will give us access to other people who we single out that can help us be more operationally effective in adopting artificial intelligence inside the Company. My concern all along is and has been how commercial artificial intelligence and data storage can be from an enterprise standpoint. I think that to the extent that it helps us with our margins by producing efficiencies, more accuracy and potentially creating a competitive advantage to hospitals and other freestanding centers, may be the biggest benefit of it from a long-term standpoint.

So, I think positioning the Company in the artificial intelligence and data storage area will be critical but not so much from commercializing it as it will be for the internal consumption.

Brian Tanquilut:

I appreciate that. Thank you.

Dr. Howard Berger:

Thank you Brian.

Operator:

Again, that is star, one if you have a question at this time. Star, one to signal. We'll pause for a moment.

Our next question comes from Mitra Ramgopal of Sidoti & Company.

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Mitra Ramgopal:

Yes. Hi, good morning. First, I'm just wondering on the same store numbers we saw if you're starting to see any benefit at all from insurers like United Healthcare, etc. and the shifting of more of these procedures away from the hospital to outpatient.

Dr. Howard Berger:

Hi Mitra. I think we are. I think it's a little too early to try to quantify that in greater detail. Part of what we believe that we're seeing is just a shift simply based on the competitive benefit that I believe we provide as opposed to our other competitors in the freestanding market. I think that, as I mentioned in some of my remarks here, the ability to change referral patterns in healthcare is generally a very slow one. Even those hospital systems that are acquiring medical groups find it a slow process of trying to get those referring physicians to alter their referral patterns. I'm not just talking about imaging, I'm talking about all the ambulatory services. But it is something that over a period of time I believe will continue to benefit from the RadNet and its centers will benefit from.

So if you look at those forces, if you will, inside healthcare in general and imaging in particular, that drive volume, the once that have always been there - meaning, increasing the population which drives more imaging, an aging population which drives more imaging, and greater applications with new technology - the dimension that we're adding now is a more directed effort on the part of health plans and health systems into the lower cost, more cost-effective imaging centers. It's hard to kind of peel back as to which of those is contributing to the same store center or organic growth, but in aggregate I expect all of those to continue to be a factor here, with an additional acceleration coming from the last part that I just mentioned.

Mark Stolper:

The other thing we're seeing, and this is not unique to United Health members, but because there has been such a migration and accelerated migration to higher deductible health plans, you're seeing patients themselves being more aggressive in directing themselves to lower cost settings, and as time goes by patients get more and more educated as of the disparity between the pricing that they're seeing in the hospital versus the ambulatory centers. So we're seeing some of that acceleration out of the hospitals in favor of our centers just because patients are getting more educated.

Mitra Ramgopal:

Okay. No, that's great. Thanks for the color. The other thing I wanted to follow-up on a little is obviously as you continue you've built a nice scale now on the JV side and as you look at further expansion, are you seeing heightened interest in terms of maybe hospitals now starting to approach you more just because you're seeing the benefit the others are getting working with you?

Dr. Howard Berger:

I think we're seeing that in California where we've moved up our efforts for joint ventures more so than seeing it on the East Coast. On the East Coast, we're already joint ventured with several major hospital systems, particularly in Maryland, and in New Jersey, where we have the RJWBarnabas joint venture. So, the likelihood of us seeing a lot of additional joint ventures in those markets is probably going to be disappointing and maybe very, very slow.

On the other hand here in California, where managed care and the huge geographic expanse that patients can come from, are getting more and more traction from our existing joint venture partners who are looking to expand all of those joint ventures and at least two or three other large health systems here in California that we're in active discussions with about expanding new joint venture relationships with.

So, I do expect that to continue. I think as that model itself proves successful, like it already has, it wouldn't surprise me if we start to hear interest maybe in other geographies that we're not currently in those particular markets.

So I think it's a very good model for us in terms of long-term security and stability and one that should provide us opportunities to enhance the growth of the Company, both organically and by acquiring more centers.

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Mitra Ramgopal:

Okay, thanks again for that. I know you had mentioned in terms of the JVs having conversations with them as it relates potential price increases. I'm just wondering what the reimbursement environment looks like and how comfortable you feel that you should be able to get some nice gains there.

Dr. Howard Berger:

In Barnabas, did you say?

Mitra Ramgopal:

On the JV side, I think you had mentioned you're going to be having a number of conversations in terms of contract renewals and looking to implement some price increases.

Dr. Howard Berger:

Well that wasn't so much with the—in the joint ventures as it was reviewing our capitation contracts and looking at re-basing (phon) some of those contracts for 2020. So, that's primarily a function of what goes on here in California routinely on an annual basis but which we are accelerating and focusing more on for our 2020 year-end.

Mitra Ramgopal:

Okay. Thanks for clearing that up. Finally, obviously, with the AI division now, I was just wondering if you think there are any other areas where you think you need to get into to fill any or really to make (inaudible) your offering so to speak. I know you already have the teleradiology, Breastlink, now AI, etc. Not sure if there's anything else for you to add near term.

Dr. Howard Berger:

Near term, probably nothing else. I think with the enormous opportunity that AI represents for us, I think that that will be a major focus for us for the remainder of this year and moving into 2020. We've identified about a half a dozen companies who we'd like to partner with or maybe even ultimately invest in that I think can take some of the technologies that they're developing and continue to work on that I think will add substantial value to the Company.

So, I believe that will be the focus for us for the remainder of this year and going into 2020 from an investing opportunity and using the tools that I think are uniquely capable with artificial intelligence to improve all of the processes by which we run this Company.

Mitra Ramgopal:

Okay, thanks for taking the questions.

Dr. Howard Berger:

Thanks Mitra.

Operator:

Again, that's star, one if you have a question at this time.

We'll go next to John Ransom of Raymond James.

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John Ransom:

Hey. One thing that's—you may have said this but I'm just struggling to remember is, when you do your hospital JVs, I know one of the big points for RadNet is that you're much cheaper, but if we're thinking apples-to-apples, so let's say you have a center in LA suburb and then you do another center with a hospital JV partner, is it right to assume that maybe that that rate's a little bit different if the hospital is negotiating this rate for you, or is it essentially kind of the same commercial rate, whether or not it's a hospital partner or not, or is that too simple a question?

Dr. Howard Berger:

I think that's a great question John. Good morning. Actually, I think we have information from the historical standpoint that relationships with hospitals do help us with reimbursement. In particular I'm referring to our partnership with the RWJBarnabas Health System, where with their help we've actually been able to negotiate a separate fee schedule which is different from the published PPO fee schedule for the physicians that is substantially better and where we get increases every year. So that's something that I think we've already demonstrated part of the benefit with. To that end, our partnership with and joint venture with RWJBarnabas continues to be budget (phon) and exceed expectation.

So we're very focused on New Jersey in particular in the expansion of that. What happens with that when we do new acquisitions, we're able to get a rate lift from acquiring those centers and putting them under the joint venture fee schedule which helps us significantly deleverage those transactions. We think ultimately that same opportunity exists here in California, and just because of the number of health systems that we're dealing with, the opportunity to expand that and the population in California that we have that could wind up being a very significant opportunity for us similarly here in California, which accounts for about 40% of the Company's overall revenues.

Mark Stolper:

Just to be clear, John, though, these are still outpatient rates that are substantially lower than what the hospitals are charging in those markets. So their outpatient rates that are higher than what perhaps RadNet would have been able to negotiate on its own using the leverage of and strength of the health system that we're partnered with. But they're still much closer to RadNet rates than they are to the hospital.

John Ransom:

All right. So secondly, this is a completely unfair question, but if you had to guess, let's say you have a hundred people and a group medical plan, today, do you have any idea what percentage of those even though that, gosh, if I go to this freestanding center I'm going to save 3x if I were going to the hospital? I mean, it seems to me like those engagement efforts and that education effort is still first, second, I think. But do you have any perspective on that, and even with your own employees and your health plan, do you proactively reach out to them and say "For certain scheduled procedures like outpatient surgery or imaging or even primary care is a heck of a lot cheaper to go here than it is to go to the hospital."

Dr. Howard Berger:

I think you're right on almost all accounts there, John. Patient engagement...

John Ransom:

That would be the first time that's happened this year, by the way, that I've been right about anything, so I'm already feeling better about, thanks.

Dr. Howard Berger:

Really? I thought you were going to say it was the first time today. But okay. Patient engagement or what I think is more broadly referred to as consumerism, is a complicated subject because there still is the preponderance of patients who go where their doctor tells them to go. I mean, at the end of the day the ability for the average patient to make a decision that might be contrary to what he thinks their doctor recommends is something that we and the health plans have to fight against. I think that that process can be facilitated with plan design and education, but we work very hard with our referring physicians to try to educate them.

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What we're finding is that both the health plans and our health system partners are getting more and more engaged in that process, which in and of itself will I think create a much bigger impact ultimately than the patient education side of it. We use other radiology business managers on the East Coast, for example, that have programs that they call smart choice, where they indeed on behalf of the health plan field calls from the patients because they do the preauthorization, and in that process they will attempt to try to switch a patient who they know has been referred to a hospital to a lower cost freestanding facility, and while they have had some success in doing that, it's a very slow process and one that has been, in some respects, disappointing.

So, on with that information we go back to the health plans and say "We have to start that process, not so much at the patient level, but at the referring physician level and with some health plan design changes." The conversations that we're having today are unlike those that we've ever had in the past, and while it's still slow, I do believe that that will be the primary methodology by which that transformation or transition will occur.

John Ransom:

So what do you guys do with your own employees in that respect?

Yes. I was going to comment on that. So we're a big enough company where we're self-insured for our health plan and we have created narrower networks to try to drive our employees into specific locations depending upon what specialty. For instance, for imaging, as you might guess, RadNet is the exclusive provider of imaging services to the RadNet health plan. So we've carved, essentially out of the Blue Shield network, we've narrowed the network to include only RadNet centers. We've chosen an outpatient laboratory to do the same thing where we're getting very low pricing and we're using services like TelaDoc and others that are in-network where we negotiated a carve-out in our benefit plan with our Blue Shield network to try to narrow the network. Yes, we're limited in choice, but we're providing value for our employees and lowering the cost.

So, I think more and more large self-insured employers are willing to narrow choice in favor of being able to provide lower premiums and lower cost that's borne by the actual employer for providing healthcare. And I think that's the future.

John Ransom:

Sure. Okay. Lastly for me. I always ask this question and I don't expect the answer changes every 90 days. Mark, I think you've mentioned to me before capacity utilization starting to become a little bit of a constraint on your same store growth. Just practically speaking, how much more volume can you squeeze out of your same store imaging centers as you sit today?

Dr. Howard Berger:

I'm going to take that one instead of Mark, John. That was partly the focus I had on artificial intelligence and other processes, one that I call the protocol optimization that we're working on very diligently. About three years ago, four years ago, we hired a radiologist who probably is from a technological standpoint maybe the most sophisticated in the entire industry and his sole focus is to work with our centers, our radiology groups and with Management in purchasing of new equipment and then implementing protocols. We're finding substantial benefit from those efforts here that will allow us to add additional revenue and slots for imaging in those centers that are challenged with volumes. This is something that we expect to do in every modality that we're currently performing in our centers.

So that's why I put as much emphasis as I did on artificial intelligence and other technological advances not being so much for us a commercial opportunity, but an internal opportunity to drive revenue. When you think that in the past the average scan time for an MRI has been about a half hour, so that we're able to do maybe about two patients an hour. We've now reduced that in the majority of our centers down to about 20 minutes. So picking up one extra scan per hour can be a substantial influence in our business performance here if we have that demand to fill those slots. Within many of our centers we do.

So that's a key take-away I think from the earnings call here that I want to reemphasize. And thank you for asking that question.

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John Ransom:

Okay. That's it for me. Thank you.

Operator:

With no further questions in the queue, I'd like to turn it back for any additional or closing remarks.

Dr. Howard Berger:

Thank you Operator. Again, I would like to take this opportunity to thank all of our shareholders for their continued support, and the employees of RadNet for their dedication and hard work. Management will continue to its endeavor to be a market leader that provides great services, with an appropriate return on investment for all stakeholders. Thank you for your time today and I look forward to our next call.

Operator:

This does conclude today's conference, ladies and gentlemen. We appreciate everyone's participation today. You may now disconnect.

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